Exhibit 99.1


                                                                   BUSINESS NEWS

               PMSI ANNOUNCES ACQUISITION AGREEMENT WITH QUINTILES
                               TRANSNATIONAL CORP.

          New York, New York - December 15, 1998 - Pharmaceutical Marketing Services Inc. (PMSI) (NASDAQ: PMRX), today announced the signing of a definitive agreement to sell its business and its core company, Scott-Levin, to Quintiles Transnational Corp. (NASDAQ: QTRN).

          The agreement calls for individual PMSI shareholders to exchange their PMSI common stock for Quintiles common stock either by exchanging all their shares at closing, or electing to exchange half of their shares at closing and defer receipt of the other half for 75 days. If the shareholder elects to defer, he or she will also receive a contingent value payment for each Quintile share received on the 75th day after closing. The payment, if any, will equal the difference between the Quintiles stock price used to determine the final exchange ratio at closing and the average Quintiles stock price over a defined period ending on the 75th day after closing. The final exchange ratio for determining the number of Quintiles shares to be issued to PMSI shareholders will be determined by dividing $15.40 by the average closing price per share of Quintiles common stock during a defined period prior to closing. Under certain circumstances the agreement may be terminated if Quintiles stock is trading outside of the $41.55 to $62.32 range.

          The transaction is expected to be tax free for the PMSI shareholders. It is also expected to be neutral to Quintiles' earnings per share and will be accounted for under purchase accounting. Completion of the agreement, which is subject to approval by PMSI shareholders, regulatory approval and certain other customary conditions, is expected in the first quarter of next year. In connection with the merger agreement, Quintiles and PMSI also entered into a stock option agreement, which Quintiles may exercise under certain circumstances to purchase up to 19.9 percent of PMSI shares at approximately $12 per share.

          "Fast access to high-quality scientific and market information is crucial to pharmaceutical companies' success in the world of 21st century healthcare," said Dennis Turner, PMSI's Chief Executive Officer. "This agreement paves the way for Quintiles to provide healthcare customers with a rich information resource to meet their needs for integrated data across the drug development-marketing continuum."

          The acquisition is valued at approximately $197 million, an amount that includes approximately $90 million in cash held by PMSI, which Quintiles will receive and about $107 million attributed primarily to Scott-Levin. Upon completion of the transaction, Quintiles Transnational will have gained significant capabilities to provide healthcare customers in-depth and timely market data to enhance their commercial success. Scott-Levin is a recognized authority in gathering and analyzing data about the U.S. pharmaceutical market, the world's largest.





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          "The addition of Scott-Levin launches Quintiles Transnational into the healthcare informatics field and prepares us for opportunities in a dynamic market arena," said Dennis Gillings, Ph.D., Chairman and Chief Executive Officer of Quintiles Transnational Corp. "Scott- Levin's market research audits are considered the "platinum standard" for measuring the effectiveness of pharmaceutical promotion efforts. The contributions of Joy Scott, Scott-Levin's founder and Chief Executive Officer, and her management team will spur the development and execution of Quintiles' healthcare information strategies."

          Scott-Levin, with revenues of $20.4 million for the first nine months of 1998, is noted for its market research audits used by virtually all pharmaceutical companies doing business in the United States; strategic studies in such areas as sales force structures and strategies and pharmaceutical corporate image; sophisticated proprietary software for data assimilation and report generation; and managed care industry audits and databases. In addition, Scott-Levin offers the industry's most comprehensive legislative and regulatory tracking system focused exclusively on pharmaceutical and healthcare activities.

          Upon completion, Scott-Levin would operate under its own name as a wholly-owned subsidiary of Quintiles. Based in Newtown, Pennsylvania, Scott-Levin has approximately 240 employees.

PMSI provides a range of information and market research services to pharmaceutical and healthcare companies in the United States to enable them to optimize their sales and marketing performance. Most of the company's information services are generated from proprietary databases that contain unique prescription, physician, managed care and healthcare market data.

Quintiles Transnational Corp. is the market leader in providing a full range of integrated product development and marketing services to the pharmaceutical, biotechnology and medical device industries. Quintiles also provides healthcare policy consulting and health information management services to healthcare and governmental organizations worldwide. Quintiles is headquartered near Research Triangle Park, North Carolina. With more than 14,000 employees worldwide and offices in 30 countries, Quintiles operates through specialized work groups dedicated to meeting customers' individual needs. Visit the Quintiles Transnational web site at www.quintiles.com.

(This news release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties including, but not limited to, the risks detailed in the Company's Securities and Exchange Commission filings, and the fact that actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information



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contained in this news release, whether as a result of new information, future events or otherwise.)

CONTACTS:

       Warren Hauser, General Counsel, Pharmaceutical Marketing Services Inc.
       (212) 841-0610

       Pat Grebe, Media Relations, Quintiles Transnational Corp.,
       (pgrebe@quintiles.com)

       Greg Connors, Investor Relations, Quintiles Transnational Corp., (invest@quintiles.com)
       (919) 941-2000






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